Exhibit 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 3659
brian.shipman@gartner.com

Gartner Reports Financial Results for First Quarter 2011

Contract Value Increased 14% YoY to $983.5 million

Revenue Increased 11% YoY to $329.6 million

Diluted Earnings Per Share Increased 53% YoY

STAMFORD, Conn., May 5, 2011 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2011 and reiterated its outlook for 2011 revenues, EPS, and cash flows.

For first quarter 2011, total revenue was $329.6 million, up 11% compared to first quarter 2010 as reported and 10% excluding the impact of foreign exchange. First quarter 2011 net income was $29.2 million, an increase of 50%, and Normalized EBITDA was $63.9 million, an increase of 21%. (See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA). Diluted earnings per share was $0.29 in the first quarter of 2011 compared to $0.19 per share in the prior year quarter. In the first quarter of 2011 the Company incurred acquisition related charges, net of tax, of $0.02 per share, as compared with $0.05 per share in the prior year quarter.

Gene Hall, Gartner’s chief executive officer, commented, “The momentum we saw in our business during 2010 has continued into 2011. Revenue, contract value, Normalized EBITDA, and EPS all grew at double-digit rates during the first quarter putting us in a great position to deliver on our aggressive full-year growth targets. We remain committed to delivering long-term double-digit growth to both revenue and earnings.”

Business Segment Highlights

Research
Revenue for first quarter of 2011 was $243.4 million, up 16% compared to the first quarter of 2010 or 14% excluding the impact of foreign exchange. The gross contribution margin was 68%. Contract value was $983.5 million at March 31, 2011, up 14% from March 31, 2010. Contract value also increased 14% excluding the impact of foreign exchange. Client and wallet retention rates for first quarter 2011 were 82% and 99%, respectively, up from 80% and 89% in the prior year quarter.

Consulting
Revenue for first quarter of 2011 was $70.6 million, a decrease of 1% as reported and 3% excluding the impact of foreign exchange. The gross contribution margin was 36%. First quarter 2011 utilization was 67% and billable headcount was 482. Backlog was $87.1 million at March 31, 2011.

Events
Revenue for first quarter of 2011 was $15.5 million, up 15% from the first quarter of 2010 and 13% excluding the impact of foreign exchange. The gross contribution margin was 37%. During first quarter 2011 the Company held 11 events with 4,337 attendees, compared to 9 events and 3,374 attendees in the first quarter of 2010.

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Cash Flow and Balance Sheet Highlights

Cash used by operating activities was $24.7 million during first quarter 2011 compared to $8.0 million of cash used in the first quarter 2010. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $3.7 million in first quarter 2011 and $3.4 million in first quarter 2010. The Company had cash of $109.0 million at March 31, 2011. During first quarter 2011, $51.9 million in cash was used to repurchase 1.4 million common shares.

Financial Outlook for 2011

Gartner also reiterated its previously disclosed full year 2011 projections for revenues, EPS, and cash flow:

Projected Revenue

($ in millions)	2011 Projected	% Change

Research	$990 – 1,010	14% – 17%
Consulting	310 – 330	3% – 9%
Events	130 – 140	7% – 15%

Total Revenue	$1,430 – 1,480	11% – 15%

Projected EPS and Cash Flow

($ in millions, except per share data)	2011 Projected	% Change

Diluted earnings per share (1)	$1.29 – 1.41	34% – 47%
Normalized EBITDA (2)	$270 – 290	17% – 26%

Operating cash flow (3)	$250 – 270	22% – 31%
Capital Expenditures (3)	(39) – (41)

Free Cash Flow (2)	$211 – 229	10% – 19%

(1)	Includes a projected $(0.04) per share impact from acquisition related charges. In 2010, these charges were $(0.14) per share.
(2)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(3)

Includes $15.0 million of estimated payments for the renovation of our Stamford headquarters facility. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow. These expenditures are contractually reimbursable by the landlord.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 5, 2011, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com. A replay of the webcast will be available for approximately 90 days following the call.

Annual Meeting of Stockholders

Gartner will hold its 2011 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, June 2, 2011, at the Company’s offices in Stamford, Connecticut.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 11,500 distinct organizations. Through the resources of Gartner

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Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,500 associates, including over 1,250 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, acquisition related charges, and Other charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2011 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenues:
Research	$243,435	$210,673	16%
Consulting	70,630	71,639	-1%
Events	15,502	13,521	15%

Total revenues	329,567	295,833	11%
Costs and expenses:
Cost of services and product development	133,316	123,046	8%
Selling, general and administrative	141,672	130,568	9%
Depreciation	6,271	6,584	-5%
Amortization of intangibles	2,527	2,926	-14%
Acquisition and integration charges	—	3,511	-100%

Total costs and expenses	283,786	266,635	6%

Operating income	45,781	29,198	57%
Interest expense, net	(2,784)	(3,384)	-18%
Other (expense) income, net	(382)	1,752	>-100%

Income before income taxes	42,615	27,566	55%
Provision for income taxes	13,424	8,163	64%

Net income	$29,191	$19,403	50%

Income per common share:
Basic:	$0.30	$0.20	50%
Diluted:	$0.29	$0.19	53%

Weighted average shares outstanding:
Basic	96,442	95,963	0%
Diluted	99,451	99,649	0%

BUSINESS SEGMENT DATA
(Dollars in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 3/31/11
Research	$243,435	$78,934	$164,501	68%
Consulting	70,630	45,141	25,489	36%
Events	15,502	9,837	5,665	37%

TOTAL	$329,567	$133,912	$195,655	59%

Three Months Ended 3/31/10
Research	$210,673	$71,938	$138,735	66%
Consulting	71,639	43,217	28,422	40%
Events	13,521	8,306	5,215	39%

TOTAL	$295,833	$123,461	$172,372	58%

SELECTED STATISTICAL DATA

	March 31, 2011		March 31, 2010

Research contract value	$983,450	(a)	$864,428	(a)
Research client retention	82%		80%
Research wallet retention	99%		89%
Research client organizations	11,574		10,784
Consulting backlog	$87,100	(a)	$89,091	(a)
Consulting—quarterly utilization	67%		72%
Consulting billable headcount	482		444
Consulting—average annualized revenue per billable headcount	$425	(a)	$441	(a)
Events—number of events for the quarter	11		9
Events—attendees for the quarter	4,337		3,374

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended March 31,

	2011	2010

Net income	$29,191	$19,403
Interest expense, net	2,784	3,384
Other expense (income), net	382	(1,752)
Tax provision	13,424	8,163

Operating income	$45,781	$29,198

Normalizing adjustments:
Stock-based compensation expense (b)	9,162	9,159
Depreciation, accretion, and amortization (c)	8,887	9,672
Pre-acquisition deferred revenue (d)	64	1,480
Acquisition and integration charges (e)	—	3,511

Normalized EBITDA	$63,894	$53,020

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes acquisition related amortization of intangibles related to AMR Research and Burton Group of $2.5 million and $2.9 million for the three months ended March 31, 2011 and 2010, respectively.

(d)	Consists of non-cash fair value adjustments on pre-acquisition AMR Research and Burton Group deferred revenue. These amounts were amortized ratably over the life of the underlying contract.

(e)	Includes non-recurring cash charges incurred to acquire and integrate the acquisitions of AMR Research and Burton Group, such as legal, consulting, severance, and other costs.